Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

BARKRETAIL, LLC

This Limited Liability Company Agreement (this “Agreement”) of BarkRetail, LLC (the “Company”) is dated as of October 31, 2016 and entered into by Barkbox, Inc, the sole member of the Company as of the date hereof (the “Member”).

The Member has formed or caused to be formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.    Name. The name of the limited liability company is BarkRetail, LLC.

2.    Certificates. Matt Meeker, as an authorized person within the meaning of the Act, has executed, delivered and caused to be filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member and Matt Meeker are hereby designated as authorized persons within the meaning of the Act. Such authorized persons shall execute, deliver and cause to be filed any other certificates and documents (and any amendments and/or restatements thereof) as may be necessary or appropriate to comply with the Act and any other applicable requirements for the operation of a limited liability company in accordance with the laws of any jurisdiction in which the Company shall conduct business, and shall continue to do so for so long as the Company conducts business therein.

3.    Office of the Limited Liability Company; Agent for Service of Process. The address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent for service of process on the Company in the State of Delaware, are as set forth in the Certificate of Formation of the Company. The Member may establish places of business of the Company within and without the State of Delaware, as and when required by the Company’s business, and may appoint agents for service of process in all jurisdictions in which the Company shall conduct business. The Member may cause the Company to change from time to time its registered agent for service of process, or the location of its registered office in the State of Delaware.

4.    Organization and Continuation. The Company was organized on October 31, 2016 and shall continue in perpetuity unless terminated in accordance with Section 16. The Company shall cause to be filed such certificates and documents as may be necessary or appropriate to comply with the Act and any other applicable requirements for the organization, continuation and operation of a limited liability company in accordance with the laws of the State of Delaware and any other jurisdictions in which the Company shall conduct business, and shall continue to do so for so long as the Company conducts business therein.

5.    Purposes and Powers. The Company may engage in any business or activity in which a limited liability company organized under the laws of the State of Delaware may lawfully engage, and shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act (including the borrowing of money and the issuance of guarantees of indebtedness of other Persons).

6.    Powers. The Company shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, including, without limitation, the power and right to:

(a)    Enter into, execute, modify, amend, supplement, acknowledge, deliver, perform and carry out contracts of any kind in accordance with applicable law;

(b)    Borrow money and issue evidences of indebtedness or to guarantee loans or other indebtedness of any other person or entity, and to secure the same by mortgages, pledges or other liens on the property of the Company;

(c)    To the extent that funds of the Company are available therefor, pay all expenses, debts and obligations of the Company;

(d)    Enter into or engage in any kind of activity, so long as said activities may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware and other applicable law; and

(e)    Take any other action not prohibited under the Act or other applicable law.

7.    Member. The name and the mailing address of the Member are set forth on Schedule A attached hereto.

8.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9.    Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company in such amounts and at such times as the Member shall determine.

10.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member, to the extent not prohibited by the Act or other applicable law.

11.    Management.

(a)    In accordance with Section 18-402 of the Act, management of the Company shall, subject to subsection (b) below, be fully vested in and reserved to the Member, and the Company shall not have “managers” as such term is used in the Act. The powers of the Company shall be exercised by or under authority of, and the business and affairs of the Company shall be managed under the direction and authority of, the Member, which shall have all powers, statutory or otherwise, possessed by members of a limited liability company without managers under the laws of the State of Delaware. The Member has full authority to bind the Company.

(b)    The Member may appoint officers of the Company with such titles and such responsibilities as the Member shall from time to time determine (each, an “Officer”). No Officer need be a Member. Any two or more offices may be held by the same individual. Except as otherwise provided by law, by the Certificate or by this Agreement, each Officer shall hold office until his death, resignation, removal or replacement by the Member, unless a different term is specified in the action of the Member designating him. Any Officer may resign by delivering his written resignation to the Member. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any Officer may be removed or replaced at any time, with or without cause, by the Member. Except as the Member may otherwise determine, no Officer who resigns or is removed or replaced shall have any right to any compensation as an Officer for any period following his resignation, removal or replacement, or any right to damages on account of such removal or replacement, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Company. The Member may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any such other office. Officers of the Company shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Member. Those Officers with titles expressly referenced in the Delaware General Corporate Law (“DGCL”) or customarily used in corporations organized under the DGCL, in their respective capacities as such, shall, unless otherwise provided herein or determined by the Member, have the statutory and customary rights, powers, authority, duties and responsibilities (including fiduciary duties) of officers with similar titles of a corporation organized and existing under the DGCL. Without limiting the generality of the foregoing, without the approval of the Member no Officer shall have any right, power or authority to cause the Company to enter into any transaction or to take any other action that would, if the Company were a corporation organized and existing under the DGCL, require a vote or other approval of the board of directors or the stockholders of such corporation. The Member hereby delegate to each Officer such rights, powers and authority with respect to the management of the business and affairs of the Company as may be necessary or advisable to effect the provisions of this Section 11(b).

12.    Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

13.    Exculpation and Indemnification. Neither the Member nor any Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that the Member or an Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, the Member or an Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that neither the Member nor any Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

14.    Assignments. The Member may assign in whole or in part its limited liability company interest. If the Member transfers all of its interest in the Company pursuant to this Section, the admission of the transferee as a member of the Company shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the Member shall cease to be a member of the Company.

15.    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

16.    Dissolution.

(a)    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no Members of the Company, unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)    The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

17.    Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

18.    Electronic or Facsimile Signature Page. This Agreement may be executed and delivered by the Member by an executed signature page transmitted by facsimile, electronic mail or electronic signature service (including, but not limited to, DocuSign), and any failure to deliver the originally executed signature page shall not affect the validity, legality or enforceability of this Agreement.

19.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

20.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

21.    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

MEMBER:

BARKBOX, INC.

By:

Name:	Matt Meeker
Title:	CEO

Schedule A

to BarkRetail, LLC Limited Liability Company Agreement

NAME AND ADDRESS OF MEMBER

Name	Mailing Address
Barkbox, Inc.	221 Canal Street 6th Floor New York, NY 10002